PROSPECTUS SUPPLEMENT
To Prospectus dated August 28, 1997



                         -------------------------------

                                9,785,550 SHARES


                           VIDEO SERVICES CORPORATION
                     (FORMERLY, INTERNATIONAL POST LIMITED)

                                  COMMON STOCK

                         -------------------------------

        This Prospectus Supplement relates to the offer and sale by the holders thereof (the "Selling Stockholders") of an aggregate of 9,785,550 shares of common stock, par value $.01 per share (the "Common Stock"), of Video Services Corporation, formerly known as International Post Limited (the "Company").

        This  Prospectus  Supplement  supplements  and  amends  the names of the
Selling   Stockholders   contained  on  page  50  under  the  caption   "Selling
Stockholders" in the Prospectus.


       SEE "RISKS FACTORS" ON PAGE 8 OF THE ROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus Supplement is June 23, 2000

        The following information updates and replaces in its entirety the information contained under the caption "Selling Stockholders" on page 50 of the Prospectus.

SELLING STOCKHOLDERS

The following securities are covered by this Prospectus:

     1. The resale by Louis H. Siracusano of up to 3,024,382 Shares acquired in connection with the Merger.

     2. The resale by Arnold P. Ferolito of up to 3,349,382 Shares acquired in connection with the Merger.

     3. The resale by Donald H. Buck of up to 524,681 Shares acquired in connection with the Merger.

     4. The resale of ELAS of up to 828,347 Shares that were acquired when ELAS and EDFF foreclosed on a total of 2,562,105 shares of Common Stock (the "Foreclosure") which were pledged as collateral security for certain loans by them to MTE Holdings, Inc. ("Holdings").

     5. The resale by EDFF of up to 1,633,758 shares that were acquired in connection with the Foreclosure.

     6. The resale by The Sano Foundation of up to 325,000 Shares which were donated to The Sano Foundation by Louis H. Siracusano.

        The Shares offered hereby are being sold by the Selling Stockholders. The table below sets forth, as of the date hereof and as adjusted to reflect the sale of the Shares, certain information regarding the ownership of the Common Stock by the Selling Stockholders. Except as otherwise indicated, the number of share of Common Stock reflected in the table below has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Under such Rule, each Selling Stockholder is deemed to beneficially own the number of shares of Common Stock issuable upon, among other things, the exercise of options, if such options are exercisable within sixty days. Where less than all shares of Common Stock beneficially owned by a Selling Stockholder are being registered for sale, the remaining shares of Common Stock, or a portion of them, may already be registered for sale or otherwise freely tradable.

                                             BENEFICIAL OWNERSHIP
                                                OF COMMON STOCK
                                               PRIOR TO OFFERING

                                                                            NUMBER OF SHARES
                                                                                 TO BE
                                                                                SOLD IN
                                                                               OFFERING


            STOCKHOLDERS                    NUMBER          PERCENT

Louis H. Siracusano.................     2,827,392(1)         21.24%           2,823,892
Arnold P. Ferolito..................     3,050,382(1)         22.92%           3,049,382
Donald H. Buck......................       523,681(1)          3.93%             522,681
The Equitable Life Assurance
Society of
     the United States..............          819,999          6.16%             819,999
Equitable Deal Flow Fund, L.P.              1,443,082         10.84%           1,443,082
The Sano Foundation                           325,000          2.44%             325,000

----------------------------------


(1) The estate of Mr. Barnathan has an option to purchase 17,052; 17,052 and 896 of Messrs. Siracusano's, Ferolito's and Buck's shares, respectively. Mr. Irwin also received, at the Effective Time, an option to purchase 36,540; 36,540 and 1,920 of Messrs. Siracusano's, Ferolito's and Buck's shares, respectively. See "The Merger Resale Restrictions" and "--Interests of Certain Persons in the Merger."

     Louis H.  Siracusano  is  President  and  Chief  Executive  Officer  of the
Company. Mr. Siracusano was elected a director of IPL in October 1993 and had been a member of the partnership committee of MTE Co. from July 1992 to February 1994, when it dissolved upon consummation of IPL's initial public offering. He served as the Chairman, Chief Executive Officer and a director of Video from 1986 and President from 1989 to the Effective Time. Mr. Siracusano also served as President of Audio Plus Video from July 1989 to February 1994, at which time it was acquired by IPL from Video. Mr. Siracusano was a founder of Video and has served in various capacities with Video since its formation. Mr. Siracusano was a principal stockholder of Video.

     Arnold P. Ferolito was a principal stockholder of Video and, prior to the Merger, was the Executive Vice President of Video.

     Donald H. Buck is an Executive Vice President of the Company. Prior to the Merger, Mr. Buck a Senior Vice President of Video from August 1987, the President of Atlantic Satellite (a former Video subsidiary) from April 1993.

     Louis H. Siracusano, together with his wife and son, are the trustees of The Sano Foundation.